Exhibit 5.3

October 3, 2011

Shea Homes Limited Partnership

Shea Homes Funding Corp.

655 Brea Canyon Road

Walnut, California 91789

(909) 594-9500

Re:	Shea Homes Limited Partnership and Shea Homes Funding Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Florida counsel to Shea Victoria Gardens, LLC, a Florida limited liability company (the “Florida Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Shea Homes Limited Partnership, a California limited partnership (the “Company”), Shea Homes Funding Corp., a Delaware corporation and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Florida Guarantor (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $750,000,000 principal amount of the Company’s 8.625% Senior Secured Notes due 2019 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of the Company’s outstanding 8.625% Senior Secured Notes due 2019 (the “Outstanding Notes”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture dated May 10, 2011 by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, governing the Exchange Notes (the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and the Florida Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Florida Guarantor and others.

Shea Homes Limited Partnership

Shea Homes Funding Corp.

October 3, 2011

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	With respect to the Guarantee executed by the Florida Guarantor (the “Florida Guarantee”), when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Florida Guarantee will constitute a valid and binding obligation of the Florida Guarantor.

2.	Based solely on the Certificate issued by the Florida Secretary of State dated October 3, 2011, the Florida Guarantor is validly existing and in good standing as a limited liability company under the laws of the State of Florida, with limited liability company power to authorize, execute and deliver the Indenture, the Exchange Notes and the Florida Guarantee (collectively, the “Note Documents”) and to perform its obligations thereunder.

3.	Each of the Note Documents has been duly authorized by all necessary limited liability company action on the part of the Florida Guarantor.

4.	The authorization, execution, delivery and performance of the Note Documents do not and will not violate (a) the organizational documents of the Florida Guarantor, (b) any order, judgment, writ or decree of any Florida court or other agency of government that is material to the Florida Guarantor taken as a whole and that is binding on the Florida Guarantor or (c) any law or regulation currently in effect in the State of Florida applicable to the Florida Guarantor.

5.	No registration with, consent, authorization or approval of or notice to, or other action to, with or by, any Florida governmental or regulatory body by or on behalf of the Florida Guarantor is required to make valid and legally binding the execution and delivery by the Florida Guarantor of the Note Documents and the performance of its obligations thereunder.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida. This opinion is limited to the effect of the current state of the laws of the State of Florida. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

B. Our opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of

Shea Homes Limited Partnership

Shea Homes Funding Corp.

October 3, 2011

creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee), (iv) any purported fraudulent transfer “savings” clause, (v) any provision waiving the right to object to venue in any court, (vi) any agreement to submit to the jurisdiction of any Federal court or (vii) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indenture and the Exchange Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.

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